Exhibit 99

Humana Reports Fourth Quarter 2010 Financial Results, Updates 2011 Financial Guidance

  2011 EPS guidance raised to $5.70 to $5.90
  January 2011 Medicare enrollment better than expected
  FY10 EPS of $6.47, up 5 percent from prior year
  FY10 cash flows from operations of over $2.2 billion

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 7, 2011--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2010 (4Q10) of $0.63, compared to $1.48 per share for the quarter ended December 31, 2009 (4Q09). The year-over-year decline in EPS resulted primarily from $1.02 per share of incremental 4Q10 expenses, including reserves strengthening for the company’s closed block of long-term care business, incremental spending associated with the change in Medicare Advantage enrollment periods, the launch of the Humana Walmart-Preferred Rx Plan (the Humana-Walmart Plan), a contribution to The Humana Foundation, and transaction costs associated with the company’s acquisition of Concentra Inc. (Concentra). These incremental 4Q10 expenses were partially offset primarily by improved year-over-year performance in the company’s operations.

For the year ended December 31, 2010 (FY10) the company reported $6.47 in EPS compared to $6.15 for the year ended December 31, 2009 (FY09). The FY10 results reflected higher average Medicare Advantage membership, lower-than-normal commercial medical costs trends, improved performance in the company’s operations and the beneficial effect of $0.86 per share in higher-than-expected favorable medical claims development related to prior years (a), partially offset by the $1.02 per share of incremental 4Q10 expenses described above and $0.55 per share in expenses from the write-down of certain deferred acquisition costs in the second quarter of 2010.

“Our fourth-quarter and full-year results showed operating strength in key areas of strategic focus,” said Michael B. McCallister, chairman of the board and chief executive officer of Humana. “Looking forward, better-than-expected sales at the end of 2010 increased our Medicare Advantage and PDP membership growth estimates for 2011 and, together with continued improvements in our operations, enable us to raise 2011 EPS guidance this morning.”

The company now anticipates EPS for the year ending December 31, 2011 (FY11) in the range of $5.70 to $5.90 versus its previous estimate of $5.45 to $5.65. This increase in FY11 EPS guidance primarily reflects better-than-expected sales for the company’s Medicare Advantage and stand-alone Prescription Drug Plan (PDP) offerings during the recently completed 2011 open enrollment period as well as an increase in expected Commercial Segment earnings.

Consolidated Highlights

Revenues – 4Q10 consolidated revenues rose 9 percent to $8.35 billion from $7.63 billion in 4Q09, with total premium and administrative services fees up 9 percent compared to the prior year’s quarter. The year-over-year increase in premiums and administrative services fees primarily reflected a 17 percent increase in average membership for the company’s Medicare Advantage plans, partially offset by lower average stand-alone PDP and commercial fully-insured group medical membership.

Consolidated revenues for FY10 rose 9 percent to $33.87 billion from $30.96 billion for FY09 with total premiums and administrative services fees up 9 percent compared to the prior year’s period, also driven primarily by the same factors as the fourth quarter year-over-year increase.

Benefit expenses – The 4Q10 consolidated benefit ratio (benefit expenses as a percent of premium revenues) of 84.4 percent increased from 81.8 percent for the prior year’s quarter. The Commercial Segment benefit ratio for 4Q10 increased by 370 basis points while that for the Government Segment increased 250 basis points year over year. The primary drivers of these fourth quarter year-over-year changes are detailed in the segment discussions below.

The consolidated benefit ratio for FY10 of 82.8 percent was unchanged from the FY09 consolidated benefit ratio. A 70 basis point beneficial effect in FY10 of higher-than-expected favorable prior-year medical claims development (a) was generally offset by reserves strengthening for the company’s closed block of long-term care business.

The FY10 consolidated benefit ratio included a 200 basis point decrease in the benefit ratio for the Commercial Segment versus FY09 partially offset by a 40 basis point increase for the Government Segment versus FY09. The lower year-over-year benefit ratio for the Commercial Segment was primarily driven by unusually low commercial medical cost trends more than offsetting reserves strengthening for the company’s closed block of long-term care business. The increase in the Government Segment ratio primarily reflects growth in the company’s Medicare Advantage group business (which generally carries a higher benefit ratio than the company’s individual Medicare Advantage business).

Selling, general, & administrative (SG&A) expenses – The 4Q10 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 15.7 percent for 4Q10 compares to 14.7 percent in 4Q09 as savings from scale efficiencies associated with higher average Medicare Advantage membership and the company’s continued focus on administrative cost reductions, were more than offset primarily by the incremental 4Q10 Medicare spending, the charitable contribution and the acquisition transaction costs described above.

The SG&A expense ratio for FY10 of 13.9 percent was 10 basis points higher than that for FY09 of 13.8 percent as scale efficiencies associated with higher average Medicare Advantage membership and the company’s continued focus on administrative cost reductions were generally offset by the impact of the incremental 4Q10 administrative expenses described above together with the write-down of certain deferred acquisition costs in the second quarter of 2010.

Government Segment Results

Pretax results:

  Government segment pretax income of $286.3 million in 4Q10 compares to $452.3 million in 4Q09. This decrease was primarily due to incremental 4Q10 expenses of $40.0 million associated with the change in the Medicare enrollment period, $37.0 million for the launch of the Humana-Walmart plan, and $26.2 million of the company’s contribution to The Humana Foundation, all partially offset by higher average Medicare Advantage membership and the related economies of scale.
  For FY10, pretax income for the Government Segment of $1.65 billion compares favorably to FY09 pretax income for the segment of $1.50 billion. The net increase primarily reflects higher operating earnings in the company’s Medicare Advantage business.

Enrollment:

  Medicare Advantage membership was 1,762,000 at December 31, 2010, an increase of 253,500 members, or 17 percent from 1,508,500 at December 31, 2009, and relatively unchanged from 1,764,800 at September 30, 2010.
  January 2011 Medicare Advantage membership approximated 1,892,000, up approximately 130,000 from December 31, 2010 reflecting better-than-expected sales during the recently completed 2011 enrollment period.
  Membership in the company’s stand-alone PDPs totaled 1,758,800 at December 31, 2010 compared to 1,927,900 at December 31, 2009 and 1,785,600 at September 30, 2010. Both the year-over-year and year-to-date membership declines resulted primarily from attrition due to the company’s competitive positioning as it realigned stand-alone PDP premium and benefit designs to correspond with its pharmacy claims experience.

  January 2011 stand-alone PDP membership grew to approximately 2,390,800, an increase of over 630,000 members from December 31, 2010. This increase resulted primarily from higher-than-expected gross sales, particularly for the Humana-Walmart plan. This plan includes a low, uniform member premium and a single benefit design nationwide.
  Military services membership at December 31, 2010 of 3,027,800 was slightly down from 3,034,400 at December 31, 2009 and 3,031,100 at September 30, 2010.

Premiums and administrative services fees:

  Medicare Advantage premiums of $4.79 billion in 4Q10 increased 17 percent compared to $4.07 billion in 4Q09, primarily the result of a 15 percent increase in average fully-insured Medicare Advantage membership.
  Medicare stand-alone PDP premiums of $461.2 million in 4Q10 decreased 10 percent compared to $514.8 million in 4Q09, reflecting the combined impacts of a 2 percent decrease in premiums per member per month and a 9 percent decline in average membership year over year.
  Military services premiums and administrative services fees during 4Q10 increased $18.0 million, or 2 percent, to $876.6 million compared to $858.7 million in 4Q09.

Benefit Expenses:

  The Government Segment benefit ratio increased 250 basis points to 83.4 percent in 4Q10 compared to 80.9 percent in the prior year’s quarter, primarily due to an increase in Medicare Advantage group business during 2010 (which generally carries a higher benefit ratio than the company’s individual Medicare Advantage business).

SG&A Expenses:

  The Government Segment’s SG&A expense ratio of 12.4 percent increased from 11.2 percent in 4Q09 reflecting the incremental 4Q10 administrative expenses described above, partially offset by continued scale efficiencies associated with higher average Medicare Advantage membership and a continued focus on administrative cost reductions.

Commercial Segment Results

Pretax results:

  The Commercial Segment had a pretax loss of $111.8 million in 4Q10 compared to a pretax loss of $53.6 million in 4Q09 primarily due to incremental 4Q10 expenses including $139 million of reserves strengthening for the company’s closed block of long-term care business, $8.8 million of the company’s contribution to The Humana Foundation, and $15.0 million in transaction costs associated with the company’s acquisition of Concentra. These incremental expenses in 2010 were significantly offset by lower levels of health care services utilization as well as the company’s continued focus on pricing discipline and administrative cost reductions.

  For FY10, pretax earnings for the Commercial Segment of $101.6 million were $2.6 million lower than FY09 pretax earnings of $104.2 million, primarily reflecting the same factors as those affecting the fourth quarter year-over-year comparisons together with $147.5 million in expenses during the second quarter of 2010 associated with the write-off of certain deferred acquisition costs.

Enrollment:

  Commercial Segment medical membership declined to 3,117,000 at December 31, 2010, a decrease of 293,800, or 9 percent, from 3,410,800 at December 31, 2009 and relatively unchanged from 3,130,900 at September 30, 2010. The year-over-year declines during both 4Q10 and FY10 primarily reflected continued pricing discipline across the company’s fully-insured medical lines of business.
  Membership in Commercial Segment specialty products (b) of 7,076,100 at December 31, 2010 decreased less than 1 percent from 7,109,900 at December 31, 2009 and was slightly higher than 7,038,800 at September 30, 2010.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment decreased 4 percent to $1.81 billion in 4Q10 compared to $1.88 billion in the prior year’s quarter, reflecting a 9 percent decline in average medical membership year over year, partially offset by continued pricing discipline.
  Commercial Segment medical premiums for fully-insured group accounts increased approximately 7 percent on a per-member basis during 4Q10 compared to 4Q09.

Benefit Expenses:

  The Commercial Segment benefit ratio for 4Q10 of 88.1 percent was 370 basis points higher than the 4Q09 benefit ratio of 84.4 percent, primarily due to reserves strengthening for the company’s closed block of long-term care business, partially offset by lower levels of health care services utilization year over year and continued pricing discipline.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 26.7 percent for 4Q10 increased from 24.9 percent in 4Q09, primarily due to the contribution to The Humana Foundation and transaction costs associated with the company’s acquisition of Concentra described above. Additionally, increases in the company’s specialty, ancillary and individual medical businesses that carry a higher administrative expense load as a percent of revenues were partially offset by the company’s continued focus on administrative cost reductions.

Balance Sheet

  At December 31, 2010, the company had cash, cash equivalents, and investment securities of $10.05 billion, down 13 percent from $11.54 billion at September 30, 2010 and up 10 percent from $9.11 billion at December 31, 2009.
  Parent company cash and investments of $553.6 million at December 31, 2010 declined $718.3 million from $1.27 billion at September 30, 2010, primarily reflecting the company’s acquisition of Concentra during 4Q10. Cash and investments at the parent decreased $112.0 million year over year compared to $665.6 million held at the parent at December 31, 2009 as dividends from subsidiaries were more than offset by capital used for the acquisition of Concentra and share repurchases during FY10.
  Debt-to-total capitalization at December 31, 2010 was 19.4 percent, unchanged from September 30, 2010, and down 310 basis points compared to 22.5 percent at December 31, 2009 primarily driven by higher earnings year over year.

Cash Flows from Operations

Cash flows used in operations for 4Q10 were $47.4 million compared to cash flows provided by operations of $274.1 million in 4Q09 due to lower net income year over year and uses of cash associated with changes in working capital accounts during 4Q10 compared to 4Q09. FY10 cash flows from operations improved to $2.24 billion versus $1.42 billion for FY09 primarily due to higher net income year over year, partially offset by changes in working capital accounts.

Share Repurchase Program

In December 2009, the company’s Board of Directors renewed its authorization for the use of up to $250 million for the repurchase of Humana common shares. During FY10, the company repurchased 1,993,000 of its outstanding shares at an average price per share of $50.17. As of February 4, 2011, the company had approximately $150 million remaining on the December 2009 authorization, which is effective until December 31, 2011.

Footnote

(a)	Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. When the Company recognizes a release of the redundancy, it discloses the amount that is not in the ordinary course of business.

(b)	The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, increasing the company's medical and administrative costs by, among other things, requiring a minimum benefit ratio, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax is imposed as enacted, and if Humana is unable to adjust its business model to address this new tax, there can be no assurance that the non-deductible federal premium tax would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.
  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business may be materially adversely affected.

  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  Humana’s business activities are subject to substantial government regulation and related audits for compliance, including, among others, existing audits regarding Medicare risk adjustment data. New laws or regulations, or changes in existing laws or regulations or their manner of application, including the methodology that may be used by the government in implementing results of risk adjustment audits, could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and financial condition. In addition, as a government contractor, Humana is exposed to additional risks that may adversely affect the company’s business or the company’s willingness to participate in government health care programs.
  On October 5, 2010, Humana was notified that the Department of Defense TRICARE Management Activity intends to negotiate with Humana for an extension of Humana’s administration of the TRICARE South Region contract, comprised of a one-year option period from April 1, 2011 through March 31, 2012. An Amendment of Solicitation/Modification of Contract became effective as of January 6, 2011. As a result, Humana no longer expects that an impairment of certain assets associated with its military services business, primarily consisting of goodwill, will occur during 2010. There can be no assurance, however, that the contract will be extended.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
  Humana’s mail order pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2009;
  Form 10-Q for the quarters ended March 31, 2010; June 30, 2010; and September 30, 2010;
  Form 8-Ks filed during 2010 and 2011.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.2 million medical members, 7.1 million specialty members, and operates more than 300 medical centers and 240 worksite medical facilities. Humana is a full-service benefits and well-being solutions company, offering a wide array of health, pharmacy and supplemental benefit plans for employer groups, government programs and individuals, as well as primary and workplace care through its medical centers and worksite medical facilities.

Over its 50-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information

Humana Inc. – Earnings Guidance Points as of February 7, 2011

(in accordance with Generally	For the year ending December 31, 2011	Comments – Where applicable, guidance points have been
Accepted Accounting		updated for the company’s December 2010 acquisition of
Principles (GAAP))		Concentra Inc.
Diluted earnings per common share	Full year 2011: $5.70 to $5.90	EPS estimates exclude the impact of potential future share
(EPS)		repurchases

	First quarter 2011: $1.15 to $1.20	FY11 EPS includes an assumption of approximately $0.25 per
share of expenses associated with the loss of the
TRICARE South Region contract in early 2012
Revenues	Consolidated revenues: $36.5 billion to $37.5 billion

Premiums and ASO fees:
Medicare Advantage: $20.5 billion to $21.0 billion;

Medicare stand-alone PDPs:
Approximately $2.6 billion;

Military services: $3.7 billion to $3.9 billion;

Commercial Segment: $6.8 billion to $7.2 billion

Consolidated investment income: $350 million to $360 million

	Consolidated other revenue: $1.2 billion to $1.3 billion	Revenues associated with the company’s Concentra operations
are included in consolidated other revenue
Ending medical membership	Medicare Advantage: Up 90,000 to 110,000 from prior year	Medicare Advantage includes ASO and fully-insured members;
both Medicare group and individual are included
Medicare stand-alone PDPs: Up 525,000 to 575,000 from prior
year

Military services: No material change from prior year

Medicaid: No material change from prior year

Commercial fully-insured: Down 85,000 to 100,000 from prior
year

Commercial ASO: Down 110,000 to 130,000 from prior year
Benefit ratios and benefit expense	Government Segment benefit ratio: 85.5% to 86.5%	Government Segment benefit ratio includes Medicare, Medicaid
trend components		and Military services;
	Medicare benefit ratio: 85.0% to 86.0%	Medicare benefit ratio includes Medicare Advantage plus
stand-alone PDP
	Commercial Segment benefit ratio: 78.5% to 79.5%	Commercial Segment benefit ratio includes fully-insured
medical and the company’s specialty product offerings

	Commercial group fully-insured secular benefit expense	Commercial group fully-insured secular trends of 7% to 8%
	medical trend components: inpatient hospital	represent the underlying percentage change in total medical
	utilization – flat to low single digits; inpatient and	expenses which excludes the impact of benefit changes and
	outpatient hospital rates (base rate plus severity	business, product, and demographic mix.
adjustments) – mid single digits; outpatient hospital
utilization – low to mid-single digits; physician – low
to mid-single digits; pharmacy – mid-single digits
Selling, general & administrative	14.5% to 15.0% (including Concentra operations);	SG&A expenses as a percent of premiums, administrative
expense ratio		services fees and other revenue
12.25% to 12.75% (excluding Concentra operations)
Depreciation & amortization	$300 million to $310 million
Interest expense	$110 million to $115 million
Government Segment operating	Medicare pretax operating margin: approximately 5%	Medicare margin includes Medicare Advantage and stand-alone
results		PDP combined
(Line-of-business-level results
exclude the impact of investment	Military services: pretax operating earnings of $35 million	Military services projection for pretax operating earnings is
income and interest expense)	to $45 million	net of $50 million to $75 million in expenses associated with the loss of the TRICARE South Region contract in early 2012
Commercial Segment pretax earnings	$200 million to $250 million	Segment-level results include the impact of investment
income and interest expense
Includes pretax earnings associated with the company’s
Concentra operations
Cash flows from operations	$1.6 billion to $1.8 billion
Capital expenditures	Approximately $280 million
Effective tax rate	Approximately 37%
Shares used in computing full-year	Approximately 171 million	Excludes impact of potential future share repurchases
EPS

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q10 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
4Q10 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Investments
S-14-16	Benefits Payable
S-17	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change
Revenues:
Premiums	$8,039,064	$7,368,808	$670,256	9.1%
Administrative services fees	133,803	127,827	5,976	4.7%
Investment income	76,837	76,572	265	0.3%
Other revenue	100,541	59,838	40,703	68.0%
Total revenues	8,350,245	7,633,045	717,200	9.4%
Operating expenses:
Benefits	6,783,284	6,026,796	756,488	12.6%
Selling, general and administrative	1,299,781	1,111,617	188,164	16.9%
Depreciation	57,116	60,764	(3,648)	-6.0%
Other intangible amortization	9,191	8,930	261	2.9%
Total operating expenses	8,149,372	7,208,107	941,265	13.1%
Income from operations	200,873	424,938	(224,065)	-52.7%
Interest expense	26,381	26,238	143	0.5%
Income before income taxes	174,492	398,700	(224,208)	-56.2%
Provision for income taxes	67,167	148,041	(80,874)	-54.6%
Net income	$107,325	$250,659	($143,334)	-57.2%

Basic earnings per common share	$0.64	$1.49	($0.85)	-57.0%
Diluted earnings per common share	$0.63	$1.48	($0.85)	-57.4%

Shares used in computing basic earnings per common share	166,883	167,706
Shares used in computing diluted earnings per common share	169,303	169,711

S-3

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Twelve Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change
Revenues:
Premiums	$32,712,323	$29,926,751	$2,785,572	9.3%
Administrative services fees	508,244	496,135	12,109	2.4%
Investment income	329,332	296,317	33,015	11.1%
Other revenue	318,309	241,211	77,098	32.0%
Total revenues	33,868,208	30,960,414	2,907,794	9.4%
Operating expenses:
Benefits	27,087,874	24,775,002	2,312,872	9.3%
Selling, general and administrative	4,662,802	4,227,535	435,267	10.3%
Depreciation	225,146	213,014	12,132	5.7%
Other intangible amortization	37,764	37,260	504	1.4%
Total operating expenses	32,013,586	29,252,811	2,760,775	9.4%
Income from operations	1,854,622	1,707,603	147,019	8.6%
Interest expense	105,060	105,843	(783)	-0.7%
Income before income taxes	1,749,562	1,601,760	147,802	9.2%
Provision for income taxes	650,172	562,085	88,087	15.7%
Net income	$1,099,390	$1,039,675	$59,715	5.7%

Basic earnings per common share	$6.55	$6.21	$0.34	5.5%
Diluted earnings per common share	$6.47	$6.15	$0.32	5.2%

Shares used in computing basic earnings per common share	167,782	167,364
Shares used in computing diluted earnings per common share	169,798	169,071

S-4

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	December 31,	September 30,	December 31,	Sequential Change
	2010	2010	2009	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,673,137	$2,922,852	$1,613,588
Investment securities	6,872,767	7,142,395	6,190,062
Receivables, net	959,018	808,028	823,620
Securities lending invested collateral	49,636	31,921	119,586
Other	583,141	479,417	505,960
Total current assets	10,137,699	11,384,613	9,252,816	($1,246,914)	-11.0%

Property and equipment, net	815,337	670,277	679,142
Long-term investment securities	1,499,672	1,477,147	1,307,088
Goodwill	2,567,809	1,997,277	1,992,924
Other	1,082,736	861,038	921,524
Total assets	$16,103,253	$16,390,352	$14,153,494	($287,099)	-1.8%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,469,306	$3,726,911	$3,222,574
Trade accounts payable and accrued expenses	1,624,832	2,041,101	1,307,710
Book overdraft	409,385	241,229	374,464
Securities lending payable	55,693	38,106	126,427
Unearned revenues	185,410	213,778	228,817
Total current liabilities	5,744,626	6,261,125	5,259,992	($516,499)	-8.2%

Long-term debt	1,668,849	1,671,222	1,678,166
Future policy benefits payable	1,492,855	1,279,168	1,193,047
Other long-term liabilities	272,867	239,868	246,286
Total liabilities	9,179,197	9,451,383	8,377,491	($272,186)	-2.9%

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 190,244,741 issued at December 31, 2010	31,707	31,685	31,634
Capital in excess of par value	1,737,207	1,720,651	1,658,521
Retained earnings	5,529,001	5,421,676	4,429,611
Accumulated other comprehensive income	120,584	259,025	42,135
Treasury stock, at cost, 21,795,051 shares at December 31, 2010	(494,443)	(494,068)	(385,898)
Total stockholders' equity	6,924,056	6,938,969	5,776,003	($14,913)	-0.2%
Total liabilities and stockholders' equity	$16,103,253	$16,390,352	$14,153,494	($287,099)	-1.8%

Debt-to-total capitalization ratio	19.4%	19.4%	22.5%

S-5

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change
Cash flows from operating activities
Net income	$107,325	$250,659
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	66,307	69,694
Net realized capital losses (gains)	6,640	(5,749)
Stock-based compensation	10,843	17,052
Benefit from deferred income taxes	(83,055)	(4,039)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(42,419)	(47,159)
Other assets	(38,595)	100,755
Benefits payable	(257,605)	(142,907)
Other liabilities	201,123	24,363
Unearned revenues	(31,160)	9,028
Other	13,219	2,394
Net cash (used in) provided by operating activities	(47,377)	274,091	($321,468)	-117.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(822,330)	-
Purchases of property and equipment	(69,848)	(63,308)
Proceeds from sales of property and equipment	44	1,502
Purchases of investment securities	(1,006,980)	(1,906,188)
Proceeds from maturities of investment securities	257,200	468,194
Proceeds from sales of investment securities	713,582	1,047,390
Change in securities lending collateral	(17,587)	63,347
Net cash used in investing activities	(945,919)	(389,063)	($556,856)	-143.1%

Cash flows from financing activities
Receipts from CMS contract deposits	437,343	819,609
Withdrawals from CMS contract deposits	(876,736)	(656,212)
Debt issue costs	(7,777)	-
Change in book overdraft	168,156	175,080
Change in securities lending payable	17,587	(63,347)
Common stock repurchases	(375)	(14,571)
Excess tax benefit from stock-based compensation	558	3,622
Proceeds from stock option exercises and other	4,825	12,373
Net cash (used in) provided by financing activities	(256,419)	276,554	($532,973)	-192.7%

(Decrease) increase in cash and cash equivalents	(1,249,715)	161,582
Cash and cash equivalents at beginning of period	2,922,852	1,452,006

Cash and cash equivalents at end of period	$1,673,137	$1,613,588

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Twelve Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change
Cash flows from operating activities
Net income	$1,099,390	$1,039,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	262,910	250,274
Net realized capital gains	(5,646)	(19,483)
Stock-based compensation	62,947	65,870
Benefit from deferred income taxes	(198,978)	(26,792)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(26,827)	(40,912)
Other assets	81,133	112,473
Benefits payable	246,732	16,995
Other liabilities	721,894	13,682
Unearned revenues	(46,233)	(9,281)
Other	44,472	19,081
Net cash provided by operating activities	2,241,794	1,421,582	$820,212	57.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(832,450)	(12,436)
Purchases of property and equipment	(222,302)	(185,450)
Proceeds from sales of property and equipment	66	1,509
Purchases of investment securities	(4,589,332)	(7,197,007)
Proceeds from maturities of investment securities	1,749,801	1,270,525
Proceeds from sales of investment securities	2,012,494	3,951,326
Change in securities lending collateral	70,734	312,272
Net cash used in investing activities	(1,810,989)	(1,859,261)	$48,272	2.6%

Cash flows from financing activities
Receipts from CMS contract deposits	1,757,217	2,354,238
Withdrawals from CMS contract deposits	(1,994,391)	(1,860,748)
Repayments under credit agreement	-	(250,000)
Debt issue costs	(7,777)	-
Change in book overdraft	34,921	149,922
Change in securities lending payable	(70,734)	(312,272)
Common stock repurchases	(108,545)	(22,841)
Excess tax benefit from stock-based compensation	1,964	5,339
Proceeds from stock option exercises and other	16,089	17,206
Net cash (used in) provided by financing activities	(371,256)	80,844	($452,100)	-559.2%

Increase (decrease) in cash and cash equivalents	59,549	(356,835)
Cash and cash equivalents at beginning of period	1,613,588	1,970,423

Cash and cash equivalents at end of period	$1,673,137	$1,613,588

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended December 31,				Twelve Months Ended December 31,
				Percentage				Percentage
	2010	2009	Difference	Change	2010	2009	Difference	Change
Benefit ratio
Government Segment	83.4%	80.9%	2.5%		83.9%	83.5%	0.4%
Commercial Segment	88.1%	84.4%	3.7%		78.6%	80.6%	-2.0%
Consolidated	84.4%	81.8%	2.6%		82.8%	82.8%	0.0%

Selling, general, and administrative expense ratio (A)
Government Segment	12.4%	11.2%	1.2%		10.0%	10.3%	-0.3%
Commercial Segment	26.7%	24.9%	1.8%		27.0%	24.1%	2.9%
Consolidated	15.7%	14.7%	1.0%		13.9%	13.8%	0.1%

Investment income
Government Segment	$48,769	$46,247	$2,522	5.5%	$213,314	$179,141	$34,173	19.1%
Commercial Segment	28,068	30,325	(2,257)	-7.4%	116,018	117,176	(1,158)	-1.0%
Consolidated	$76,837	$76,572	$265	0.3%	$329,332	$296,317	$33,015	11.1%

Interest expense
Government Segment	$20,028	$18,852	$1,176	6.2%	$79,294	$69,012	$10,282	14.9%
Commercial Segment	6,353	7,386	(1,033)	-14.0%	25,766	36,831	(11,065)	-30.0%
Consolidated	$26,381	$26,238	$143	0.5%	$105,060	$105,843	($783)	-0.7%

Detail of pretax income (loss)
Government Segment	$286,294	$452,329	($166,035)	-36.7%	$1,647,983	$1,497,606	$150,377	10.0%
Commercial Segment	(111,802)	(53,629)	(58,173)	-108.5%	101,579	104,154	(2,575)	-2.5%
Consolidated	$174,492	$398,700	($224,208)	-56.2%	$1,749,562	$1,601,760	$147,802	9.2%

Detail of pretax margins
Government Segment	4.5%	8.0%	-3.5%		6.3%	6.5%	-0.2%
Commercial Segment	-5.8%	-2.7%	-3.1%		1.3%	1.3%	0.0%
Consolidated	2.1%	5.2%	-3.1%		5.2%	5.2%	0.0%

S-8

Humana Inc.
Membership Detail
In thousands

	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	December 31, 2010	4Q10	December 31, 2009	Amount	Percent	September 30, 2010	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	638.2	637.0	591.9	46.3	7.8%	636.1	2.1	0.3%
Medicare Advantage - PPO	648.4	647.2	352.4	296.0	84.0%	645.7	2.7	0.4%
Medicare Advantage - PFFS	447.2	450.1	564.2	(117.0)	-20.7%	454.6	(7.4)	-1.6%
Total MA fully-insured	1,733.8	1,734.3	1,508.5	225.3	14.9%	1,736.4	(2.6)	-0.1%
ASO	28.2	28.3	-	28.2		28.4	(0.2)	-0.7%
Total Medicare Advantage	1,762.0	1,762.6	1,508.5	253.5	16.8%	1,764.8	(2.8)	-0.2%
Medicare stand-alone PDPs	1,758.8	1,764.9	1,927.9	(169.1)	-8.8%	1,785.6	(26.8)	-1.5%
Total Medicare	3,520.8	3,527.5	3,436.4	84.4	2.5%	3,550.4	(29.6)	-0.8%
Military services insured	1,755.2	1,758.4	1,756.0	(0.8)	0.0%	1,762.6	(7.4)	-0.4%
Military services ASO	1,272.6	1,269.5	1,278.4	(5.8)	-0.5%	1,268.5	4.1	0.3%
Total military services	3,027.8	3,027.9	3,034.4	(6.6)	-0.2%	3,031.1	(3.3)	-0.1%
Medicaid	572.4	570.0	401.7	170.7	42.5%	408.0	164.4	40.3%
Total Government Segment	7,121.0	7,125.4	6,872.5	248.5	3.6%	6,989.5	131.5	1.9%
Commercial Segment:
Fully-insured medical:
Group	1,252.2	1,249.3	1,442.1	(189.9)	-13.2%	1,257.9	(5.7)	-0.5%
Individual	372.3	371.7	367.4	4.9	1.3%	374.9	(2.6)	-0.7%
Medicare supplement	38.9	38.6	30.0	8.9	29.7%	37.8	1.1	2.9%
Total fully-insured medical	1,663.4	1,659.6	1,839.5	(176.1)	-9.6%	1,670.6	(7.2)	-0.4%
ASO	1,453.6	1,455.7	1,571.3	(117.7)	-7.5%	1,460.3	(6.7)	-0.5%
Total Commercial Segment	3,117.0	3,115.3	3,410.8	(293.8)	-8.6%	3,130.9	(13.9)	-0.4%

Total medical membership	10,238.0	10,240.7	10,283.3	(45.3)	-0.4%	10,120.4	117.6	1.2%

Specialty Membership
Dental - fully-insured	2,638.4	2,625.7	2,635.7	2.7	0.1%	2,605.8	32.6	1.3%
Dental - ASO	1,242.3	1,241.8	1,197.2	45.1	3.8%	1,236.5	5.8	0.5%
Total dental	3,880.7	3,867.5	3,832.9	47.8	1.2%	3,842.3	38.4	1.0%
Vision	2,186.4	2,187.1	2,369.4	(183.0)	-7.7%	2,208.4	(22.0)	-1.0%
Other supplemental benefits (B)	1,009.0	1,002.2	907.6	101.4	11.2%	988.1	20.9	2.1%
Total specialty membership	7,076.1	7,056.8	7,109.9	(33.8)	-0.5%	7,038.8	37.3	0.5%

S-9

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change	2010	2009
Premium revenues
Government Segment:
Medicare Advantage	$4,785,022	$4,072,515	$712,507	17.5%	$920	$900
Medicare stand-alone PDPs	461,230	514,780	(53,550)	-10.4%	$87	$89
Total Medicare	5,246,252	4,587,295	658,957	14.4%
Military services insured (D)	858,594	835,134	23,460	2.8%	$163	$159
Medicaid insured	221,958	166,110	55,848	33.6%	$130	$138
Total Government Segment premiums	6,326,804	5,588,539	738,265	13.2%
Commercial Segment:
Fully-insured medical	1,457,756	1,541,954	(84,198)	-5.5%	$293	$279
Specialty	254,504	238,315	16,189	6.8%	$13	$12
Total Commercial Segment premiums	1,712,260	1,780,269	(68,009)	-3.8%
Total premium revenues	$8,039,064	$7,368,808	$670,256	9.1%

Administrative services fees
Military services ASO (D)	$18,050	$23,524	($5,474)	-23.3%	$5	$6
Other government ASO (E)	15,415	3,483	11,932	342.6%
Commercial Segment	100,338	100,820	(482)	-0.5%	$12	$12
Total administrative services fees	$133,803	$127,827	$5,976	4.7%

S-10

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Twelve Months Ended December 31,				Twelve Months Ended December 31,
			Dollar	Percentage
	2010	2009	Change	Change	2010	2009
Premium revenues
Government Segment:
Medicare Advantage	$19,286,121	$16,413,301	$2,872,820	17.5%	$931	$917
Medicare stand-alone PDPs	2,320,060	2,327,418	(7,358)	-0.3%	$106	$97
Total Medicare	21,606,181	18,740,719	2,865,462	15.3%
Military services insured (D)	3,462,544	3,426,739	35,805	1.0%	$164	$163
Medicaid insured	723,563	646,195	77,368	12.0%	$136	$137
Total Government Segment premiums	25,792,288	22,813,653	2,978,635	13.1%
Commercial Segment:
Fully-insured medical	5,914,042	6,185,158	(271,116)	-4.4%	$289	$275
Specialty	1,005,993	927,940	78,053	8.4%	$12	$12
Total Commercial Segment premiums	6,920,035	7,113,098	(193,063)	-2.7%
Total premium revenues	$32,712,323	$29,926,751	$2,785,572	9.3%

Administrative services fees
Military services ASO (D)	$85,060	$86,664	($1,604)	-1.9%	$6	$6
Other government ASO (E)	30,132	21,778	8,354	38.4%
Commercial Segment	393,052	387,693	5,359	1.4%	$12	$12
Total administrative services fees	$508,244	$496,135	$12,109	2.4%

S-11

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
December 31, 2010	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (F)	0.8%	-	-	-	0.2%	1.3%	-	0.7%	0.3%
Capitated HMO physician group based (F)	2.5%	-	-	-	0.6%	1.5%	-	0.8%	0.7%
Risk-sharing (G)	18.3%	-	-	98.6%	12.5%	1.4%	-	0.7%	8.9%
All other membership	78.4%	100.0%	100.0%	1.4%	86.7%	95.8%	100.0%	97.8%	90.1%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2009

Capitated HMO hospital system based (F)	2.1%	-	-	-	0.5%	1.2%	-	0.6%	0.5%
Capitated HMO physician group based (F)	3.3%	-	-	29.3%	2.4%	1.5%	-	0.8%	1.9%
Risk-sharing (G)	18.9%	-	-	69.5%	8.2%	1.2%	-	0.7%	5.7%
All other membership	75.7%	100.0%	100.0%	1.2%	88.9%	96.1%	100.0%	97.9%	91.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-12

Humana Inc.	Fair value
Investments
Dollars in thousands
	12/31/2010	9/30/2010	12/31/2009
Investment Portfolio:
Cash & cash equivalents	$1,673,137	$2,922,852	$1,613,588
Investment securities	6,872,767	7,142,395	6,190,062
Long-term investment securities	1,499,672	1,477,147	1,307,088
Total investment portfolio	$10,045,576	$11,542,394	$9,110,738

Duration (H)	3.96	3.27	3.78
Average Credit Rating	AA	AA	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$24,638	$6,396	$53,569
Corporate floating rate	-	-	32,375
Asset-backed securities	24,998	25,525	33,642
	$49,636	$31,921	$119,586

Average Credit Rating	AAA	AAA	AAA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,673,137	$2,922,852	$1,613,588
U.S. Government and agency obligations
U.S. Treasury and agency obligations	711,613	745,680	1,009,352
U.S. Government residential mortgage-backed	1,634,014	1,889,185	1,662,246
U.S. Government commercial mortgage-backed	29,165	31,065	26,417
Total U.S. Government and agency obligations	2,374,792	2,665,930	2,698,015
Tax-exempt municipal securities
Pre-refunded	343,913	340,903	346,937
Insured	597,165	636,887	587,203
Other	1,440,450	1,382,742	1,221,087
Auction rate securities	51,806	51,369	68,814
Total tax-exempt municipal securities	2,433,334	2,411,901	2,224,041
Residential mortgage-backed
Prime residential mortgages	52,474	70,094	89,956
Alt-A residential mortgages	2,178	2,324	3,856
Sub-prime residential mortgages	1,235	1,333	1,600
Total residential mortgage-backed	55,887	73,751	95,412
Commercial mortgage-backed	321,031	291,581	279,626
Asset-backed securities	149,751	176,425	107,188
Corporate securities
Financial services	891,390	904,426	775,990
Other	2,140,921	2,090,361	1,303,578
Total corporate securities	3,032,311	2,994,787	2,079,568
Redeemable preferred stocks	5,333	5,167	13,300
Total investment portfolio	$10,045,576	$11,542,394	$9,110,738

S-13

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	December 31,	September 30,	December 31,
	2010	2010	2009
Detail of benefits payable
IBNR and other benefits payable (I)	$2,753,141	$2,711,282	$2,377,324
Unprocessed claim inventories (J)	373,800	428,900	323,000
Processed claim inventories (K)	65,283	155,193	48,358
Payable to pharmacy benefit administrator (L)	21,902	116,070	194,697
Benefits payable, excluding military services	3,214,126	3,411,445	2,943,379

Military services benefits payable (M)	255,180	315,466	279,195
Total Benefits Payable	$3,469,306	$3,726,911	$3,222,574

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Year-to-date changes in benefits payable, excluding military services (N)

Balances at January 1	$2,943,379	$2,943,379	$2,898,782

Incurred related to:
Current year	24,156,522	18,307,363	21,934,973
Prior years (O)	(434,015)	(401,250)	(252,756)
Total incurred	23,722,507	17,906,113	21,682,217

Paid related to:
Current year	(21,308,176)	(15,306,536)	(19,572,740)
Prior years	(2,143,584)	(2,131,511)	(2,064,880)
Total paid	(23,451,760)	(17,438,047)	(21,637,620)

Balances at end of period	$3,214,126	$3,411,445	$2,943,379

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$23,722,507	$17,906,113	$21,682,217
Military services benefit expense	3,059,492	2,307,618	3,019,655
Future policy benefit expense (P)	305,875	90,859	73,130
Consolidated Benefit Expense	$27,087,874	$20,304,590	$24,775,002

S-14

Humana Inc.
Benefits Payable Statistics (Q)

Receipt Cycle Time (R)

	2010	2009	Change	Percentage Change
1st Quarter Average	13.8	14.8	(1.0)	-6.8%
2nd Quarter Average	13.9	14.0	(0.1)	-0.7%
3rd Quarter Average	13.9	13.7	0.2	1.5%
4th Quarter Average	13.6	13.6	0.0	0.0%
Full Year Average	13.8	14.0	(0.2)	-1.4%

Unprocessed Claims Inventories

Date	Estimated Valuation (000s)	Claim Item Counts	Number of Days on Hand
12/31/2008	$247,200	745,500	4.3
3/31/2009	$258,800	740,600	4.2
6/30/2009	$258,000	709,900	4.0
9/30/2009	$317,100	856,500	4.9
12/31/2009	$323,000	775,500	4.3
3/31/2010	$426,200	1,091,700	5.6
6/30/2010	$433,800	1,009,200	4.9
9/30/2010	$428,900	1,064,200	5.2
12/31/2010	$373,800	980,900	5.0

S-15

Humana Inc.
Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable (S)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%
6/30/2009	56.1	(1.1)	-1.9%	61.5	(1.8)	-2.8%
9/30/2009	56.2	(1.9)	-3.3%	62.7	(2.4)	-3.7%
12/31/2009	55.4	(4.0)	-6.7%	62.1	(4.4)	-6.6%
3/31/2010	57.0	2.4	4.4%	64.3	3.4	5.6%
6/30/2010	57.1	1.0	1.8%	64.5	3.0	4.9%
9/30/2010	57.9	1.7	3.0%	64.5	1.8	2.9%
12/31/2010	53.6	(1.8)	-3.2%	60.1	(2.0)	-3.2%

Change in Days in Claims Payable (T)

			2010	2009	4Q10
DCP - beginning of period			55.4	59.4	57.9
Components of change in DCP:
Change in unprocessed claims inventories			0.8	0.6	(1.0)
Change in processed claims inventories			0.3	(2.7)	(1.5)
Change in pharmacy payment cutoff			(2.9)	(1.1)	(1.6)
Impact of Cariten acquisition in 4Q08			-	(0.9)	-
All other			-	0.1	(0.2)
DCP - end of period			53.6	55.4	53.6

S-16

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 4Q10 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	Includes administrative services fees associated with Medicare and Medicaid, operations in the United Kingdom, and fees associated with Green Ribbon Health.
(F)

In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.

(G)

In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(H)	Duration is the time-weighted average of the present value of the bond portfolio cash flows.
(I)

IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.

(J)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(K)

Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(L)

The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(M)	Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(N)

The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.

(O)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.

(P)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(Q)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(R)

The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 96% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.

(S)

A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.

(T)

DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-17

CONTACT:
Humana Inc.
Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com